Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Oruka Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(a)(2)	4,267,324	(3)	$25.41	$108,432,702.84	$153.10 per $1,000,000	$16,601.05
Equity	Common stock, $0.001 par value per share	Rule 457(a)(4)	367,567	(5)	$27.16	$9,983,119.72	$153.10 per $1,000,000	$1,528.42
Equity	Common stock, $0.001 par value per share	Rule 457(a)(2)	463,489	(6)	$25.41	$11,777,255.49	$153.10 per $1,000,000	$1,803.10
Equity	Common stock, $0.001 par value per share	Rule 457(a)(7)	1,179,193	(8)	$6.27	$7,393,540.11	$153.10 per $1,000,000	$1,131.95
Equity	Common stock, $0.001 par value per share	Rule 457(a)(9)	3,054,358	(10)	$7.80	$23,823,992.40	$153.10 per $1,000,000	$3,647.45
Total Offering Amounts						$161,410,610.56		$24,711.97
Total Fee Offsets								—
Net Fee Due								$24,711.97

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Oruka Therapeutics, Inc. (the “Registrant”) that become issuable under the Oruka Therapeutics, Inc. 2024 Stock Incentive Plan (the “SIP”), the Oruka Therapeutics, Inc. 2024 Employee Stock Purchase Plan (the “ESPP”), the Oruka Therapeutics, Inc. Amended and Restated 2024 Equity Incentive Plan (the “EIP”), and the Assumed Warrants (as defined below) to prevent dilution in the event of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Market, on November 7, 2024.
(3)	Represents the shares of Common Stock issuable under the SIP.
(4)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and based on the weighted average exercise price of the outstanding options granted under the SIP.
(5)	Represents the shares of Common Stock issuable pursuant to outstanding options granted under the SIP.
(6)	Represents the shares of Common Stock issuable under the ESPP.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and based on the weighted average exercise price of the outstanding options under the EIP (the “Assumed Options”), which were assumed by the Registrant and converted into stock options to purchase shares of Common Stock in connection with the consummation of the mergers contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of April 3, 2024, by and among the Registrant, Atlas Merger Sub Corp, a Delaware corporation and wholly owned subsidiary of the Registrant, Atlas Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant, and Oruka Therapeutics Operating Company, LLC (formerly known as Oruka Therapeutics, Inc., a private Delaware corporation) (the “Merger”).
(8)	Represents the shares of Common Stock subject to the Assumed Options.
(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) of the Securities Act, and based on the weighted average exercise price of the outstanding employee warrants (the “Assumed Warrants”), which were assumed by the Registrant and converted into warrants to purchase shares of Common Stock in connection with the consummation of the Merger.
(10)	Represents the shares of Common Stock subject to the Assumed Warrants.